Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to the Registration Statement (No. 333-255339) on Form F-1 of hear.com N.V. of our report dated February 5, 2021, relating to the combined financial statements of audibene GmbH, Berlin, and its direct subsidiaries, as well as Hear.com LLC, USA, Soundrise Hearing Solutions Private Limited, India, and Hear.com Korea Limited, South Korea, all being indirect subsidiaries of WS Audiology S/A, Lynge, Denmark, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firmunder the heading "Experts" in such Prospectus.

/s/ RSM US LLP

Fort Lauderdale, Florida

May 5, 2021